EXHIBIT 99.1



     CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES REFORM ACT OF 1995
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     Gulfstream Aerospace Corporation (the "Company" or
"Gulfstream") cautions readers that the important factors set forth below, as well as factors discussed in other documents filed by the Company with the Securities and Exchange Commission (the "SEC"), among others, could cause the Company's actual results to differ materially from statements contained in this report, future filings by the Company with the SEC, the Company's press releases and oral statements made by or on behalf of the Company. The words "estimate", "project", "anticipate", "expect", "intend", "believe", and similar expressions are intended to identify forward looking statements.

GULFSTREAM V CERTIFICATION AND PRODUCTION

     The Gulfstream V is a new aircraft product that is still in the FAA certification process. Neither the Gulfstream V nor its BMW Rolls Royce BR710 engines have yet been delivered to customers. While the Company believes that the Gulfstream V is currently on schedule to obtain FAA certification in the last quarter of 1996, no assurance can be given that certification will occur as scheduled or that changes in FAA policies or procedures will not delay certification.

     An extended delay in the FAA certification process may have a near-term adverse effect on the Company's results of operations. In addition, while the Company generally receives non-refundable deposits in connection with each order, an order may be cancelled (and the deposit returned) under certain conditions if the delivery of the Gulfstream V is delayed more than six months after a customer's scheduled delivery date. An extended delay in the FAA certification process could cause an increase in the number of cancellations of orders for Gulfstream Vs, which could have an adverse effect on the Company's results of operations.
     In contrast to its historical practice of discontinuing existing models, the Company will continue to manufacture and sell Gulfstream IV-SPs at the same time that it manufactures and sells Gulfstream Vs. The Company expects to increase its aircraft production rate in 1997 as compared to its aircraft production rate in 1996. No assurance can be given as to the extent to which the Company can successfully increase its rate of production.

THE BUSINESS JET AIRCRAFT MARKET

     The Company's principal business is the design, development, manufacture and marketing of large and ultra-long range business jet aircraft. Because of the high unit selling price of its aircraft products and the availability of commercial airlines and charters as alternative means of business travel, a downturn in general economic conditions could result in a reduction in the orders received by the Company for its new and pre-owned aircraft. The Company would not be able to rely on sales of other products to offset a reduction in sales of its aircraft.
If a potential purchaser is experiencing a business downturn or is otherwise seeking to limit its capital expenditures, the high unit selling price of a new Gulfstream aircraft could result in such potential purchaser deferring its purchase or changing its operating requirements and electing to purchase a competitor's lower priced aircraft. Since the Company relies on the sales of a relatively small number of high unit selling price new aircraft to provide approximately 55% to 65% of its revenues, small decreases in the number of aircraft delivered in any year could have a material adverse effect on the results of operation for that year.

     The Company believes that its reputation and the exemplary safety record of its aircraft are important selling points for new and pre-owned Gulfstream aircraft. However, if one or a number of catastrophic events were to occur with the Gulfstream fleet, Gulfstream's reputation and sales of Gulfstream aircraft could be adversely affected.

     In many cases, the Company has agreed to accept, at the customer's option, the customer's pre-owned aircraft as a trade-in in connection with the purchase of a Gulfstream V. Based on the current market for pre-owned aircraft, the Company expects to continue to be able to resell such pre-owned aircraft, and does not expect to suffer a loss with respect to the possible trade-in of such aircraft. However, an increased level of pre-owned aircraft or changes in the market for pre-owned aircraft may increase the Company's inventory costs and may result in the Company receiving lower prices for its pre-owned aircraft.

     The market for large cabin business jet aircraft is highly competitive. The Gulfstream IV-SP competes in the large cabin business jet aircraft market segment, principally with Dassault Aviation S.A. (which has announced that it will merge with Aerospatiale SA) and Bombardier Inc. ("Bombardier"). The Gulfstream V competes in the ultra-long range business jet aircraft market segment, primarily with the Global Express, which is being marketed by Canadair, a subsidiary of Bombardier, and which is scheduled for certification at least 12 months after the anticipated initial delivery of the Gulfstream V. In addition, in July 1996, The Boeing Company ("Boeing"), in partnership with General Electric Co., publicly announced that it intends to begin to market a version of the Boeing 737 into the ultra-long range business jet aircraft market segment. Boeing has indicated that it expects that this aircraft could be available for delivery in late 1998 or 1999. The Company's competitors may have access to greater resources (including, in certain cases, governmental subsidies) than are available to the Company.

     The Company's ability to compete successfully in the large business jet and ultra-long range business jet aircraft markets over the long term requires continued technological and performance enhancements to Gulfstream aircraft. No assurance can be given that the Company's competitors will not be able to produce aircraft capable of performance comparable or superior to Gulfstream aircraft in the future.

PURCHASED MATERIALS AND EQUIPMENT

     Approximately 70% of the production costs of both the Gulfstream IV-SP and the Gulfstream V consist of materials and equipment purchased from other manufacturers. While the Company's production activities have never been materially affected by its inability to obtain components, and while the Company maintains business interruption insurance in the event that such a disruption should occur, the failure of the Company's suppliers to meet the Company's performance specifications, quality standards, pricing terms or delivery schedules could have a material adverse impact on the profitability of the Company's new aircraft sales or the ability of the Company to timely deliver new aircraft to customers.

POSSIBLE FLUCTUATIONS IN QUARTERLY AND ANNUAL RESULTS

     The Company records revenue from the sale of a new "green" aircraft (i.e., before exterior painting and installation of customer selected interiors and optional avionics) when that aircraft is delivered to the customer. As a result, a delay or an acceleration in the delivery of new aircraft may affect the Company's revenues for a particular quarter or year and may make quarter-to-quarter or year-to-year comparisons difficult. In addition, the Company's production schedule may be affected by many factors, including timing of deliveries by suppliers.

PENDING TAX AUDIT

     The Company is involved in a tax audit by the Internal Revenue Service covering the years ended December 31, 1990 and 1991. The revenue agent's report includes several proposed adjustments involving the deductibility of certain compensation expense and items relating to the capitalization of the Company as well as the allocation of the purchase price in connection with the acquisition of the Gulfstream business by certain partnerships formed by Forstmann Little & Co. (the "Acquisition"), including the treatment of advance payments with respect to and the cost of aircraft that were in backlog at the time of the Acquisition and the amortization of amounts allocated to intangible assets. The Company believes that the ultimate resolution of these issues will not have a material adverse effect on its financial statements because the financial statements already reflect what the Company currently believes is the expected loss of benefit arising from the resolution of these issues. However, because the revenue agent's report is proposing adjustments in amounts materially in excess of what the Company has reflected in its financial statements and because it may take several years to resolve the disputed matters, the ultimate extent of the Company's expected loss of benefit and liability with respect to these matters cannot be predicted with certainty and no assurance can be given that the Company's financial position or results of operations will not be adversely affected.

LEVERAGE AND DEBT SERVICE

     The degree to which the Company is leveraged at a particular time could have important consequences to the Company, including the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, product development, acquisitions, general corporate purposes or other purposes may be impaired; (ii) a portion of the Company's and its subsidiaries' cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness; (iii) the Company's credit agreement contains certain restrictive financial and operating covenants, including, among others, requirements that the Company satisfy certain financial ratios; (iv) a significant portion of Gulfstream's borrowings will be at floating rates of interest, causing Gulfstream to be vulnerable to increases in interest rates; (v) the Company's degree of leverage may make it more vulnerable in a downturn in general economic conditions; and (vi) the Company's financial position may limit its flexibility in responding to changing business and economic conditions.